Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to American Greetings Corporation 1995 Director Stock Plan for the registration of 54,000 Class A Common Shares and 54,000 Class B Common Shares of our report dated March 31, 2004, with respect to the consolidated financial statements and schedule of American Greetings Corporation included in its Annual Report (Form 10-K) for the year ended February 29, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
February 22, 2005